Exhibit 10.2

AYALA PHARMACEUTICALS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Non-employee members of the board of directors (the “Board”) of Ayala Pharmaceuticals, Inc. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors, except for equity compensation previously granted to a Non-Employee Director. This Program shall become effective on the date of the effectiveness of the Company’s Registration Statement on Form S-1 relating to the initial public offering of common stock (the “Effective Date”).

CASH COMPENSATION

The schedule of annual retainers (the “Annual Retainers”) for the Non-Employee Directors is as follows:

Position	Amount
Base Board Fee	$25,000
Chair of the Board	$20,000
Chair of Audit Committee	$10,000
Chair of Compensation Committee	$10,000
Chair of Nominating and Corporate Governance Committee	$10,000
Member of Audit Committee (non-Chair)	$5,000
Member of Compensation Committee (non-Chair)	$5,000
Member of Nominating and Corporate Governance Committee (non-Chair)	$5,000

For the avoidance of doubt, the Annual Retainers in the table above are additive and a Non-Employee Director shall be eligible to earn an Annual Retainer for each position in which he or she serves. The Annual Retainers shall be earned on a quarterly basis based on a calendar quarter and shall be paid in cash by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable position, for an entire calendar quarter, the Annual Retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable. In addition, the Annual Retainers will be prorated for the first calendar quarter in which the Effective Date occurs, which proration will be based on the number of days of the calendar quarter remaining in such quarter after the Effective Date.

EQUITY COMPENSATION

Each Non-Employee Director shall be granted options to purchase shares of the Company’s common stock (each, an “Option”) as set forth in the following table. Each Option shall be granted under and subject to the terms and provisions of the Company’s 2017 Stock Incentive Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”) and shall be subject to an award agreement, including any attached exhibits, in substantially the form previously approved by the Board.

Option	Number of Shares
Initial Option (for each Non-Employee Director other than Chair of the Board)	8,750
Initial Option (for the Chair of the Board)	17,500
Subsequent Option (for each Non-Employee Director other than Chair of the Board)	6,250
Subsequent Option (for the Chair of the Board)	12,500

A.    Initial Options. Each Non-Employee Director who is initially elected or appointed to the Board after the Effective Date shall receive the Initial Option on the date of such initial election or appointment. No Non-Employee Director shall be granted more than one Initial Option.

B.    Subsequent Options. A Non-Employee Director who (i) served as a Non-Employee Director on the Effective Date or has been serving as a Non-Employee Director on the Board for at least six months as of the date of any annual meeting of the Company’s stockholders after the Effective Date and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall be automatically granted a Subsequent Option on the date of such annual meeting. For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an annual meeting of the Company’s stockholders shall only receive the Initial Option in connection with such election, and shall not receive a Subsequent Option on the date of such meeting as well.

C.    Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Option, but to the extent that they are otherwise entitled, will receive, after termination of employment with the Company and any parent or subsidiary of the Company, a Subsequent Option.

D.    Terms of Options Granted to Non-Employee Directors.

1.    Exercise Price. The per-share exercise price of each Option granted to a Non-Employee Director shall equal the Fair Market Value (as defined in the Equity Plan) of a share of the Company’s common stock on the date the Option is granted.

2.    Vesting.

a.    Initial Options. Each Initial Option shall vest and become exercisable in thirty-six (36) substantially equal monthly installments following the date of grant, such that the Initial Option shall be fully vested on the third anniversary of the date of grant, subject to the Non-Employee Director continuing in service as a Non-Employee Director through each such vesting date.

b.    Subsequent Options. Each Subsequent Option shall vest and become exercisable on the earlier of the first anniversary of the date of grant or the day immediately prior to the date of the next annual meeting of the Company’s stockholders occurring after the date of grant, in either case, subject to the Non-Employee Director continuing in service as a Non-Employee Director through such vesting date.

c.    Forfeiture of Options. Unless the Board otherwise determines, any portion of an Initial Option or Subsequent Option which is unvested or unexercisable at the time of a Non-Employee Director’s termination of service on the Board as a Non-Employee Director shall be immediately forfeited upon such termination of service and shall not thereafter become vested and exercisable. All of a Non-Employee Director’s Initial Options and Subsequent Options shall vest in full immediately prior to the occurrence of a Merger/Sale (as defined in the Equity Plan), to the extent outstanding at such time.

3.    Term. The maximum term of each Option granted to a Non-Employee Director hereunder shall be ten (10) years from the date the Option is granted.

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